EXHIBIT 10.10
-------------













                               AGREEMENT

                                  FOR

                           SALE AND PURCHASE














                            Seller:          ARVIDA/JMB PARTNERS

                            Purchaser:       PV RESORT, INC.

                            Property:        CABANA CLUB
                                             ST. JOHNS COUNTY, FLORIDA

                            Contract Date:   _______________, 1997

                           TABLE OF CONTENTS


     1.    DEFINITIONS, ETC.. . . . . . . . . . . . . . . . . . . .  1
           1.1   Definitions. . . . . . . . . . . . . . . . . . . .  1

     2.    PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . .  4
           2.1   Sale and Purchase. . . . . . . . . . . . . . . . .  4
           2.2   Purchase Price . . . . . . . . . . . . . . . . . .  4
           2.3   Payment of the Purchase Price. . . . . . . . . . .  5

     3.    TITLE AND SURVEY . . . . . . . . . . . . . . . . . . . .  5
           3.1   Title Commitment . . . . . . . . . . . . . . . . .  5
           3.2   Permitted Exceptions . . . . . . . . . . . . . . .  5
           3.3   Title Defects. . . . . . . . . . . . . . . . . . .  5
           3.4   Cure of Title Defects. . . . . . . . . . . . . . .  5
           3.5   Survey . . . . . . . . . . . . . . . . . . . . . .  6
           3.6   Objections to Survey . . . . . . . . . . . . . . .  6
           3.7   Cure of Survey Defects . . . . . . . . . . . . . .  6

     4.    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .  7
           4.1   Conditions Precedent to Closing Applicable
                 to Both Seller and Purchaser . . . . . . . . . . .  7
           4.2   Condition Precedent to Closing Applicable
                 to Purchaser Only. . . . . . . . . . . . . . . . .  7

     5.    INSPECTIONS. . . . . . . . . . . . . . . . . . . . . . .  7
           5.1   Purchaser Feasibility Study. . . . . . . . . . . .  7

     6.    FURTHER AGREEMENTS . . . . . . . . . . . . . . . . . . .  9
           6.1   Seller's Designees . . . . . . . . . . . . . . . .  9
           6.2   Room Nights. . . . . . . . . . . . . . . . . . . .  9
           6.3   Current Members/Membership Program . . . . . . . . 10
           6.4   Operational Standards. . . . . . . . . . . . . . . 12
           6.5   Arbitration. . . . . . . . . . . . . . . . . . . . 12
           6.6   Zoning Changes . . . . . . . . . . . . . . . . . . 14
           6.7   Approval Rights -
                 Subsequent Owners and Managers . . . . . . . . . . 14
           6.8   Seller's Rights Upon Resale. . . . . . . . . . . . 15
           6.9   Discounts. . . . . . . . . . . . . . . . . . . . . 15
           6.10  Memorandum of Agreement. . . . . . . . . . . . . . 15
           6.11  Retention of Name/License. . . . . . . . . . . . . 16
           6.12  Confidentiality. . . . . . . . . . . . . . . . . . 16
                 (a)  Confidential Information. . . . . . . . . . . 16
                 (b)  Confidential Information Recipient. . . . . . 16
                 (c)  Nondisclosure Obligations . . . . . . . . . . 16
           6.13  Permits and Licenses . . . . . . . . . . . . . . . 17
           6.14  Books and Records. . . . . . . . . . . . . . . . . 17
           6.15  Assumed Obligations. . . . . . . . . . . . . . . . 17
           6.16  Conduct of Business; Maintenance
                 of Club Facilities . . . . . . . . . . . . . . . . 18
           6.17  Condition of the Property;
                 Disclaimer of Representations. . . . . . . . . . . 18
           6.18  Extension of Lease with
                 Arvida Realty Sales, Ltd.. . . . . . . . . . . . . 19
           6.19  License Agreement. . . . . . . . . . . . . . . . . 19

     7. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . 19
           7.1   Representations and Warranties of
                 Purchaser and RHI. . . . . . . . . . . . . . . . . 19
                 (a)  Authority . . . . . . . . . . . . . . . . . . 20
                 (b)  No Defaults . . . . . . . . . . . . . . . . . 20
                 (c)  Litigation. . . . . . . . . . . . . . . . . . 20
                 (d)  Material Misstatements or Omissions . . . . . 20
           7.2   Representations and Warranties of Seller . . . . . 20
                 (a)  Authority . . . . . . . . . . . . . . . . . . 20
                 (b)  No Defaults . . . . . . . . . . . . . . . . . 21
                 (c)  Assumed Obligations . . . . . . . . . . . . . 21
                 (d)  Fees and Assessments. . . . . . . . . . . . . 21
                 (e)  Litigation. . . . . . . . . . . . . . . . . . 21
                 (f)  Mechanic's Liens. . . . . . . . . . . . . . . 21
                 (g)  Seller's Licenses and Permits . . . . . . . . 21

     8.    MISCELLANEOUS CLOSING MATTERS. . . . . . . . . . . . . . 22
           8.1   Prorations at Closing. . . . . . . . . . . . . . . 22
           8.2   Prorations Post Closing. . . . . . . . . . . . . . 22
           8.3   Accounts Payable and Receivable. . . . . . . . . . 22
           8.4   Purchaser's Closing Costs. . . . . . . . . . . . . 23
           8.5   Seller's Closing Costs . . . . . . . . . . . . . . 23
           8.6   Cost of Transfer of Permits,
                 Licenses and Assumed Obligations . . . . . . . . . 23
           8.7   Termination of Employees of Seller.. . . . . . . . 23
           8.8   Extension of Closing Date. . . . . . . . . . . . . 23

     9.    CLOSING DOCUMENTS. . . . . . . . . . . . . . . . . . . . 23
           9.1   Documents to be Delivered by Seller. . . . . . . . 23
           9.2   Documents to be Delivered by Purchaser . . . . . . 24
           9.3   Mutual Obligations . . . . . . . . . . . . . . . . 24
           9.4   Items to be Delivered by Escrow Agent. . . . . . . 24

     10.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 24
           10.1  Notices. . . . . . . . . . . . . . . . . . . . . . 24
           10.2  Default: Remedies. . . . . . . . . . . . . . . . . 26
                 (a)  Purchaser Default . . . . . . . . . . . . . . 26
                 (b)  Seller Default. . . . . . . . . . . . . . . . 26
                 (c)  Default After Closing . . . . . . . . . . . . 27
                 (d)  Attorneys' Fees . . . . . . . . . . . . . . . 27
                 (e)  Nonrecourse/Survival. . . . . . . . . . . . . 27
           10.3  Real Estate Brokers. . . . . . . . . . . . . . . . 28
           10.4  Eminent Domain . . . . . . . . . . . . . . . . . . 28
           10.5  Casualty Damage. . . . . . . . . . . . . . . . . . 28
           10.6  Interpretation Presumption . . . . . . . . . . . . 29
           10.7  Partial Invalidity . . . . . . . . . . . . . . . . 29
           10.8  Applicable Law . . . . . . . . . . . . . . . . . . 29
           10.9  Entire Agreement . . . . . . . . . . . . . . . . . 29
           10.10 Remedies . . . . . . . . . . . . . . . . . . . . . 29
           10.11 Captions/Headings. . . . . . . . . . . . . . . . . 29
           10.12 Modifications. . . . . . . . . . . . . . . . . . . 29
           10.13 Recording. . . . . . . . . . . . . . . . . . . . . 29
           10.14 Assignment . . . . . . . . . . . . . . . . . . . . 30
           10.15 Successors and Assigns . . . . . . . . . . . . . . 30
           10.16 Time of Essence. . . . . . . . . . . . . . . . . . 30
           10.17 No Publication or Disclosure . . . . . . . . . . . 30
           10.18 Time for Acceptance. . . . . . . . . . . . . . . . 31
           10.19 Counterparts . . . . . . . . . . . . . . . . . . . 31
           10.20 No Third Party Beneficiaries . . . . . . . . . . . 31
           10.21 Radon Disclosure . . . . . . . . . . . . . . . . . 31
           10.22 Notice to Third Party Purchasers . . . . . . . . . 31
           10.23 Joinder and Consent. . . . . . . . . . . . . . . . 32

                           INDEX OF EXHIBITS
                           -----------------

     A.    Membership Roster

A.   Legal Description of Real Property

B.   Membership Plan Requirements

C.   Operational Standards

D.   List of Assumed Obligations

     E-1   Lot/Unit/Builder Contracts/Paragraphs Assumed

     E-2   List of Seller's Reservation Obligations

E.   License Agreement

F.   List of Purchaser's Litigation

G.   List of Seller's Litigation

H.   Bill of Sale for All Tangible Assets

I.   Assignment of Licenses and Permits and Warranties

J.   Assignment of Assumed Obligations

K.   Tangible  Assets (to be attached prior to
                      expiration of the Feasibility Period)

                    AGREEMENT FOR SALE AND PURCHASE
                    -------------------------------


     THIS AGREEMENT FOR SALE AND PURCHASE ("Agreement"), dated as of ____________________, 1997, is entered into by and between ARVIDA/JMB PARTNERS, a Florida general partnership (hereinafter referred to as "Seller") and PV RESORT, INC., a Delaware corporation, (hereinafter referred to as "Purchaser"), joined by RESORT HOLDINGS I, LTD., a Georgia limited partnership ("RHI") for the limited purposes set forth in Section
10.22 hereof.


                         W I T N E S S E T H:
                         -------------------


     WHEREAS, Seller is the owner of a "Club Facility" located in Ponte Vedra Beach, St. Johns County, Florida, which is commonly known as the "Cabana Club"; and

     WHEREAS, the various covenants and agreements of the parties hereto are subject to each and every term, condition and provision of this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                         1.  DEFINITIONS, ETC.

     1.1 DEFINITIONS. For all purposes of this Agreement, the following terms shall have the respective meanings as set forth in this Section.

           (a) "Affiliate" of a specified person or entity - means a director, trustee, officer, employee, agent, shareholder, subsidiary, attorney of or partner in the specified person or entity or a person or entity which (either directly or indirectly, through one or more intermediaries) controls, is in common control with or is controlled by the specified person or entity or any person or entity that is a director, trustee, officer, employee, agent, shareholder, subsidiary, attorney of or partner in any of the foregoing. For the purposes of this definition, the term "control" means (a) legal or beneficial ownership of ten percent (10%) or more of the voting interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

           (b)   "Assumed Obligations" - the meaning ascribed thereto in
Section 6.15 hereof.

           (c) "Broker" - the meaning ascribed thereto in Section 10.3 hereof.

           (d) "Closing" means the consummation of the sale and purchase as provided herein.

           (e) "Closing Date" means October 31, 1997, or (i) such earlier date as may be mutually agreed upon by the parties hereto, or (ii) as may be extended pursuant to Section 8.8 below.

           (f)   "Closing Location" means (i) the offices of Pappas
Metcalf & Jenks, P.A., 200 West Forsyth Street, Suite 1400, Jacksonville, Florida 32202, or (ii) the office of lender's counsel providing financing to Purchaser located in Jacksonville, Florida, or (iii) such other place as shall be mutually agreed upon by the parties hereto.

           (g) "Club" means the ownership and operation of the "Club Facilities" as the Cabana Club, a beach and dining club operated for the recreational and social enjoyment of the Club's members and other persons accorded privileges of use thereof and access thereto.

           (h) "Club Facility or Facilities" means, collectively, the restaurant, beach cabana, swimming pool, parking lot and related buildings and the other improvements and amenities located on the "Real Property".

           (i) "Communities" means the master planned communities owned and/or initially developed by Seller located in St. Johns County and Duval County, Florida and known as the Sawgrass Country Club, the Sawgrass Players Club, Jacksonville Golf & Country Club, Sawmill Lakes, and any other similar residential communities within such counties and Clay County and Nassau County, Florida which may hereafter be developed by Seller or its Affiliates, or permitted assignees as set forth in Section 10.14(b) hereof.

           (j) "Confidential Information" - the meaning ascribed thereto in Section 6.12 hereof.

           (k) "Contracts" means all of the Club membership agreements, leases or any other contracts or agreements affecting or relating to the ownership or operation of the Property, the Club or the Club Facilities, which are to be listed and made available for Purchaser's review pursuant to Section 5.1 hereof.

           (l) "Deposit" - the meaning ascribed thereto in Section 2.3 hereof.

           (m) "Effective Date" means the effective date of this Agreement, which shall be the date upon which a copy of this Agreement, fully and duly executed by Seller, Purchaser and Escrow Agent, is received by Seller.

           (n)   "Escrow Agent" means Brant, Moore, MacDonald & Wells.

           (o) "Feasibility Period" means the period of time which ends at 5:00 P.M. on October 10, 1997, as more particularly described in Section 5 hereof.

           (p)   "IBJ" shall mean International Bank of Japan.

           (q) "Indemnity Period" means the period of time which begins on the Closing Date and ends on the fourth anniversary date of the Closing Date.

           (r) "Intangible Personal Property" means all contract and other rights (including membership contracts), all governmental permits and approvals including, without limitation, building and other permits, liquor licenses, and other operating permits or approvals and any and all plans, drawings and specifications regarding any improvements to the Real Property and/or the Club Facilities and any warranties as to equipment or facilities presently held by Seller and related to the operation of the Club.

           (s) "Inventory" means all consumable personal property associated with the maintenance and operation of the Club Facilities or Club on hand at the date of Closing, including supplies, food and beverage inventory, packaging and serving inventory as contemplated in Section 6.16 hereof.

           (t) "Marriott" - the meaning ascribed thereto in Section 6.2 hereof.

           (u) "Member(s)" means all persons holding memberships in the Club giving such Member the right to the use of or access to any of the Club Facilities from time to time. A roster of current Members, together with the amounts of the initiation deposits, initiation fees or membership fees paid by each is attached hereto as Exhibit A.

           (v) "Membership Plan Documents" - the Cabana Club Rules and Regulations dated January 1, 1997.

           (w) "Membership Plan Requirements" - the meaning ascribed thereto in Section 6.3(a) hereof.

           (x) "Memorandum of Agreement" - the meaning ascribed thereto in Section 6.10 hereof.

           (y)   "Name" - the name "Cabana Club."

           (z) "Person" means a natural person, corporation, partnership, trust or other entity.

           (aa)  "Permitted Exceptions" - the meaning ascribed thereto in
Section 3.2 hereof.

           (ab) "Property" means the Real Property, the Club Facilities, the Inventory, the Tangible Assets, Intangible Personal Property and the Purchased Accounts Receivable.

           (ac)  "Purchase Price" - the meaning ascribed thereto in
Section 2.2 hereof.

           (ad) "Purchased Accounts Receivable" - the meaning ascribed thereto in Section 8.3 hereof.

           (ae) "Real Property" means the real property on which the Club Facilities are located and from which the Club is operated, as more particularly described on Exhibit B attached hereto as such legal description shall be modified pursuant to Section 3.5 hereof, together with such easements, riparian and littoral rights and accretions thereunto belonging or anywise appertaining.

           (af)  "Resort Guests" - the meaning ascribed thereto in Section
6.4 hereof.

           (ag) "Recipient" - the meaning ascribed thereto in Section 6.12(b) hereof.

           (ah) "Tangible Assets" means all furniture, fixtures and equipment, dining room and kitchen equipment (including silverware, flatware, dishes, pots, pans and glasses), office equipment (excluding computer software), point of sale computer hardware, supplies and other fixed and movable tangible assets owned by Seller and used in connection of the operation and maintenance of the Club Facilities and located at the Club Facility on the date of Closing, all of which shall be included on a list of Tangible Assets to be included as part of the Bill of Sale referenced in Section 9.1 hereof and to be delivered to Purchaser prior to expiration of the Feasibility Period and attached as an Exhibit to this Agreement.

           (ai) "UAO Agreement" means Use, Access and Operating Agreement between Arvida Corporation and Purchaser dated September 3, 1985, as amended by First Modification dated August 9, 1989.

                         2.  PURCHASE AND SALE

     2.1 SALE AND PURCHASE. On the Closing Date, Seller shall sell, transfer, assign and convey all right, title and interest in and to the Property to Purchaser, subject to the Memorandum of Agreement and Permitted Exceptions, and Purchaser shall purchase and accept the transfer, assignment and conveyance of the Property from Seller for the Purchase Price as provided below.

     2.2   PURCHASE PRICE.

           (a) The total purchase price for the Property is THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00), plus the purchase price of the Purchased Accounts Receivable as provided for in
Section 8.3 hereof.

           (b) ALLOCATION OF PURCHASE PRICE. At least fifteen (15) days prior to the Closing Date, Purchaser and Seller shall agree to an allocation of the Purchase Price among the assets being purchased under this Agreement. Such allocation shall be binding upon the parties for purposes of: (1) determination of any sales tax, documentary or transfer tax liabilities in connection with the closing; (2) Purchaser's and Seller's filing of IRS Form 8594 allocating the Purchase Price for income tax purposes; and (3) all other purposes related to this transaction.




     2.3 PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid as follows:

           (a) Simultaneous with its execution of this Agreement, Purchaser has delivered to the Escrow Agent an earnest money deposit in the amount of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00). Prior to the expiration of the Feasibility Period, Purchaser will deliver to the Escrow Agent, an additional earnest money deposit of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00). Both of the deposits shall be held in an interest bearing account by Escrow Agent. Both of the earnest money deposits and interest earned thereon, together with the Extension Payment as provided for in Section 8.8 hereof, are herein referred to as the "Deposit". Interest on the Deposit through the date of delivery to Seller under Section 8.8 hereof, shall be a credit to Purchaser against the Purchase Price and applied as a payment to Seller on account thereof at Closing.

           (b) Purchaser shall pay the balance of the Purchase Price, being the sum of THREE MILLION ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($3,150,000.00), together with the payment for the Purchased Accounts Receivable as provided for in Section 2.2, (increased or decreased to reflect the adjustments and prorations to be made at Closing) to Seller at Closing by wire transfer of good funds to an account designated by Seller with receipt of wire transfer confirmed.

                         3.  TITLE AND SURVEY

     3.1 TITLE COMMITMENT. On or before ten (10) days from the Effective Date, Seller, at its expense, will deliver to Purchaser a title insurance commitment together with legible copies of Schedule B-2 exceptions ("Commitment") for the issuance of an ALTA Owner's Policy from Chicago Title Insurance Company (the "Title Company") in the amount of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00) ("Title Policy") covering that portion of the Real Property as described on Exhibit B. At Closing, the Title Policy issued in accordance with the Commitment will be issued in the amount of the Purchase Price attributable to the Real Property.

     3.2 PERMITTED EXCEPTIONS. The "Permitted Exceptions" as to which title to the Real Property shall be subject at the time of conveyance to Purchaser shall consist of those matters set forth on the Commitment or described by the Survey that are not objected to by Purchaser pursuant to
Section 3.3 or Section 3.6 hereof.

     3.3 TITLE DEFECTS. If Purchaser shall have any objections as to liens, encumbrances or title matters shown as exceptions in the Commitment, Purchaser shall notify Seller in writing of such objections within ten (10) days of receiving the Commitment.

     3.4 CURE OF TITLE DEFECTS. Seller shall be obligated to remedy any objection to the status of title timely made by Purchaser pursuant to
Section 3.3 which are (i) consensual monetary liens made by Seller encumbering the Real Property or (ii) nonconsensual liens or other encumbrances which are liquidated in amount and which do not to exceed FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) in the aggregate when combined with any funds expended by Seller for cure of any matters constituting survey defects as contemplated under Section 3.7 hereof, and provided Seller shall have no duty to undertake litigation to cure such objections. Seller shall have a period of forty-five (45) days from receipt of Purchaser's objections to effect such cure and the Closing Date shall be extended for such cure period. Also, Purchaser shall have the right, but not the obligation during such forty-five (45) day period at Purchaser's expense to attempt to cure any defects in title objected to by Purchaser pursuant to Section 3.3 above, which Seller has no duty to cure, and Seller agrees to cooperate with Purchaser in connection with Purchaser's efforts. If, after the expiration of said forty-five (45) day period, the title defect or defects which Seller has no duty to cure are not corrected by either Seller or Purchaser, then, and in such event, the Deposit shall be forthwith returned by Escrow Agent to Purchaser, and all parties hereto shall be released and relieved of any and all further obligations hereunder or in connection herewith or, Purchaser may, at Purchaser's option, require Seller to deliver title to the Property in its then existing condition with no diminution of the Purchase Price thereby waiving such objections to title.

     3.5 SURVEY. On or before twenty (20) days from the Effective Date, Seller shall provide to Purchaser at Purchaser's expense, an "as built" survey of the Real Property showing improvements located thereon prepared by a licensed Florida land surveyor showing the correct legal metes and bounds description of the Property and its dimensions (the "Survey"). The Survey legal description of the real property shall be substituted as Exhibit B to this Agreement; provided that such legal description is substantially the same as such Exhibit B. The Survey shall be certified to Purchaser, Purchaser's lender, and the Title Company and shall meet the minimum technical standards of Chapter 61G17, FLORIDA ADMINISTRATIVE CODE, and minimum technical standards for ALTA/ACSM Survey.

     3.6 OBJECTIONS TO SURVEY. If Purchaser shall have any objections with respect to encroachments, conflict in boundary or other matters as shown on the Survey which constitute title defects or title exceptions (other than existing encroachment of asphalt paving onto adjacent lands as contemplated in Reciprocal Easement Agreement recorded in Official Records Book 795, page 0172, public records of St. Johns County, Florida)("Survey Defects"), Purchaser shall notify Seller in writing of such objections within ten (10) business days of receiving the Survey.

      3.7 CURE OF SURVEY DEFECTS. Seller shall be obligated to remedy Survey Defects which render title to the Property unmarketable or uninsurable, notice of which is timely provided by Purchaser pursuant to
Section 3.6, which can be eliminated by the payment of money in an amount not to exceed FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) in the aggregate when combined with any funds expended by Seller for cure of any matters constituting title defects as contemplated under Section 3.4 hereof, and provided Seller shall have no duty to undertake litigation to cure such defects. Seller shall have a period of forty-five (45) days from receipt of Purchaser's notice to effect such cure and the Closing Date shall be extended for such cure period. Also, Purchaser shall have the right, but not the obligation, during such forty-five (45) day period at Purchaser's expense, to attempt to cure any defects as shown on the Survey objected to by Purchaser pursuant to Section 3.6 above, which Seller has no duty to cure, and Seller agrees to cooperate with Purchaser in connection with Purchaser's efforts. If, after the expiration of said forty-five (45) day period, the defects as shown on the Survey which Seller has no duty to cure are not corrected by Purchaser, then, in such event, the Deposit shall be forthwith returned by Escrow Agent to Purchaser, and all parties hereto shall be released and relieved of any and all further obligations hereunder or in connection herewith or, Purchaser may, at Purchaser's option, require Seller to deliver title to the Property in its then existing condition with no diminution of the Purchase Price, thereby waiving such objections to any matters as shown on the Survey.

                       4.  CONDITIONS PRECEDENT

     4.1 CONDITIONS PRECEDENT TO CLOSING APPLICABLE TO BOTH SELLER AND PURCHASER. The duty of each of Seller and Purchaser to effect the sale and purchase at Closing is subject to the condition precedent that on or before the Closing Date, the following conditions shall be satisfied by the other party; provided, however, that the failure of either party to comply with the conditions precedent applicable to it set forth in this Section 4.1 shall constitute a default hereunder entitling the other party to exercise the rights and remedies afforded to it in Section 10.2 below.

           (a) All representations and warranties of each such party in this Agreement or in any document delivered by each such party pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing Date.

           (b) The execution and delivery of the documents and materials to be executed and delivered at Closing, as provided herein.

           (c) Each party shall have performed and complied with all obligations contained in this Agreement to be performed by it.

           (d) Each party shall have delivered documentation appropriate to evidence its due authorization of this Agreement and the performance of its duties hereunder by all such partnership/corporate actions as may be necessary.

     4.2   CONDITION PRECEDENT TO CLOSING APPLICABLE TO PURCHASER ONLY.
The duty of Purchaser to effect the sale and purchase at Closing is subject to the condition precedent that on or before 5:00 p.m., EST, on October 16, 1997 (the "Consent Date"), Purchaser shall have negotiated the consent of IBJ, upon such terms as shall be acceptable to Purchaser in its sole discretion. If Purchaser fails to notify Seller in writing of the termination of this Agreement on or before the Consent Date, then Purchaser shall be deemed to have waived such condition to Closing. If Purchaser provides written notice of termination on or before the Consent Date, the Deposit shall be refunded to Purchaser and this Agreement shall be terminated.

                            5.  INSPECTIONS

     5.1   PURCHASER FEASIBILITY STUDY.

           (a) During the Feasibility Period, Seller shall cooperate with Purchaser and Purchaser's designated agents and, to the extent reasonable, provide Purchaser with such documents and information as Purchaser may request concerning the Property, the Club and/or the Club Facilities and Assumed Obligations. Such information and documents may include but are not limited to: (i) any existing title information for the Real Property; (ii) any existing UCC searches; (iii) any and all Contracts;
(iv) documents pertaining to any and all proceedings (judicial or administrative) involving either Seller or its Affiliates which may (directly or indirectly) affect the Property, the Club or the Club Facilities; (v) copies of all permits and approvals obtained for the construction and operation of the Club, the Club Facilities and the Real Property; (vi) copies of Seller's current books and records concerning the operation of the Property, the Club or the Club Facilities (including without limitation, restaurant and membership operations) and copies of financial statements for the Club's operations as of the end of the last fiscal year and for the three prior years updated as of the most recent fiscal quarter; (vii) a copy of any existing survey of the Real Property; and (viii) such other information as Purchaser may reasonably request.

           (b) During the Feasibility Period, Purchaser or its designees shall, at Purchaser's expense, inspect the Property, the Contracts and other items mentioned above. If at or before the end of the Feasibility Period, Purchaser is not satisfied with the Property, then Purchaser shall be entitled to provide written notice to Seller of such fact, electing to terminate this Agreement; by notice delivered to Seller on or before 5:00 P.M. on the last day of the Feasibility Period and the parties hereto shall be relieved of all further liability hereunder, or Purchaser may elect to maintain this Agreement in effect by delivery of the second Deposit installment to Seller or Escrow Agent, as set forth in Section 2.3 hereof, on or before 5:00 P.M. on the last day of the Feasibility Period. Failure by Purchaser to provide notice of its intent to terminate or to deliver the Deposit by 5:00 P.M. on the last day of the Feasibility Period shall be deemed automatic termination of this Agreement and the parties shall be relieved of any further liability hereunder.

           (c) During such period of time as Purchaser shall be current and in good standing of its obligations under this Agreement, Purchaser and its engineers, surveyors, agents and representatives shall be permitted to come upon the Property to perform inspections at times to be mutually agreed upon between Purchaser and Seller. All such inspections shall be conducted only at the time specified by the Seller, conducted by licensed or certified persons or firms dealing with the respective areas or matters surveyed, tested or inspected, conducted in the least intrusive manner possible, and not to materially interfere with any Member or other person's use of the recreational amenities at the Club. Notwithstanding any provision of this
Section 5.1 to the contrary, no destructive or invasive testing will be done without Seller's prior written consent. Subsequent to any such inspection, the Property shall be immediately restored to its pre-existing condition by Purchaser, at Purchaser's expense. Notwithstanding the foregoing Seller and Purchaser have agreed they will share equally the cost of termite testing and demolition and repair provided both parties shall approve the company performing such testing and the total cost.

           (d) Purchaser hereby indemnifies and holds Seller forever harmless from and against any and all loss, damage, judgments, claims and threats of claims, including all reasonable attorneys' fees and court costs through all trial and appellate levels, in connection with any injury to persons or property, in connection with any liens or claims of lien against the Property or otherwise arising out of Purchaser's inspections or tests of the Property. In the event Purchaser terminates this Agreement or otherwise does not close the transaction herein contemplated, Purchaser agrees to return to Seller, at no cost to Seller any documents and other materials provided to Purchaser by Seller with respect to the Property or this transaction and neither Purchaser or any of its Affiliates nor any Person employed or retained by Purchaser shall retain any copies thereof. This provision shall survive termination of this Agreement and Closing.

                        6.  FURTHER AGREEMENTS

     6.1 SELLER'S DESIGNEES. Through December 31, 2007, Purchaser agrees to issue to Seller, for the benefit of up to fifteen (15) Persons designated by Seller from time to time ("Designees"), memberships to the Club at no cost other than charges incurred by the Designees for the purchase of consumables.

Corporate Designees shall identify an individual entitled to use of the membership in accordance with customary procedures established by the Club. All of such memberships shall be consistent with the highest category of memberships made available from time to time by Purchaser to unrelated third parties in arms length transactions. Fees and charges paid by such Designees shall not exceed the most advantageous rates charged to Members of the same category or (if there are no members) at the most favorable rate available to members of the public (excluding only Marriott employee discounts). Each Designee shall have full charge privileges to all Club Facilities (on the most favorable basis as such privileges are offered to other Members) which shall be an individual account and liability of each Designee and which will be billed by the Club to such Designee. Seller shall not be a guarantor of any such charges. Purchaser shall have the right to suspend or terminate the right of use by any Designee for nonpayment or other violation of the Membership Plan Documents on the same terms as generally applied by the Club; provided, however, if the rights of any Designee are terminated by the Club for nonpayment, such termination shall not affect Seller's right to appoint another Designee in its place. All such Designees shall be subject to normal application procedures including credit references. The rights of Designees established in this Section 6.1 shall supersede any rights of Seller or its nominees to any complimentary memberships in the Club as of the date of Closing.

     6.2 ROOM NIGHTS. Upon Closing, RHI, an Affiliate of Purchaser, shall enter into an agreement in form and content reasonably satisfactory to Seller under which terms through December 31, 2007, RHI agrees to make available to Seller, and persons designated by Seller, up to one hundred fifty (150) room nights per calendar year at the Hotel facility now owned by RHI located in St. Johns County, Florida, and known as the Marriott at Sawgrass (the "Marriott") at no cost other than charges incurred for purchases of consumables; provided, however, the availability for use of such room nights shall be subject to general availability of vacancies and the following specific limitations:

           (a) Room nights not used by Seller, or persons designated by Seller, during any calendar year will not be carried forward and will be forfeited by the Seller.

           (b) Seller shall not be entitled to any room nights during the week of the Players Championship golf tournament, or the weeks of the Florida-Georgia or Gator Bowl football games.

           (c) Seller shall not be entitled to any room nights during other special events designated by RHI in writing to Seller from time to time, provided that the total number of special events shall not exceed twenty (20) special events per calendar year and no block out period for any such special event shall exceed greater than five (5) consecutive nights.

           (d) Seller shall not be entitled to any room nights where the Marriott is requiring of the general public minimum stays of two (2) or more nights.

           (e) No such complimentary room nights shall be booked by Seller or its designees greater than thirty (30) days in advance.

           (f) The number of room nights available to Seller shall be prorated in the year of Closing.

The agreements set forth in this Section 6.2 shall supersede the UAO Agreement and any provisions in the UAO Agreement providing for complimentary room nights shall be deleted therefrom by an amendment to the UAO Agreement.

     6.3   CURRENT MEMBERS/MEMBERSHIP PROGRAM.

           (a) For a period of one (1) year from the Closing Date, Purchaser will operate the Club Facilities as a private membership Club in accordance with the Membership Plan Documents. For a period of five (5) years thereafter, Purchaser will operate the Club Facilities as provided in the Membership Plan Requirements to the extent set forth on Exhibit C attached hereto and made a part hereof (the "Membership Plan Requirements"). Purchaser shall have the right to modify the initiation fees, periodic dues structure and user fees from and after the expiration of the current membership year. In the event that Purchaser makes any substantive change in the Membership Plan Documents or in the Membership Plan Requirements as provided for herein, or fails to recognize the rights of any current Member as provided in the Membership Plan Documents or Membership Plan Requirements as provided for herein, Purchaser and RHI will indemnify and hold Seller harmless from and against any and all loss, damage, judgment, claims and threats of claims, including all reasonable attorneys' fees and court costs through all trial and appellate levels, in connection with or arising out of any claim by any Member or other Person that such change in the Membership Plan Documents within the initial one year period or such change in the Membership Plan Requirements in the following five year period has damaged such Member or Person and which claim arises prior to expiration of the Indemnity Period.

           (b) For a period of ten (10) years from the Closing Date, Purchaser will continue to accept applications for memberships in the Club from property owners of the Communities at an initiation fee charge which shall not exceed forty percent (40%) of the initiation fee then charged by Purchaser to other purchasers of the same category of Membership up to a total number of activated memberships not to exceed 150 in any calendar year or 640 in the aggregate (the "Discounted Memberships"). The Discounted Memberships shall be offered until the first to occur of ten (10) years from the Closing Date or the activation of 640 Discounted Memberships at the most favorable cost and most favorable terms as such memberships are made available to other purchasers of membership in the Club who are eligible for membership based upon property ownership in any particular location, it being intended that property owners within the Communities shall have membership rights and privileges equal to or greater than those membership privileges offered by Purchaser to property owners within any other residential community. Seller agrees that memberships offered to property owners of the Communities as provided herein (i) shall be limited to first purchasers of lots or dwellings from Seller or from builders purchasing from Seller,
(ii) must be applied for by such owner within six (6) months after closing on the lot or dwelling by such owner (with any memberships not activated by an owner by application within the time period remaining in the pool of memberships available to Seller for other residents of the Communities), and
(iii) all such owners shall be subject to normal and customary application procedures including credit references. Property owners within the Communities may make application for membership after the maximum number of memberships available to such owners at the applicable discount have been activated and will be considered by the Club on the same and no less favorable basis as all other applicants for membership in the Club.

           (c) All indemnifications provided for herein and in the Memorandum of Agreement shall include the following provisions. Both RHI and Purchaser shall be primary obligors under any such indemnification, jointly and severally liable thereunder. The maximum liability of Purchaser under any such indemnification (exclusive of attorneys' fees and costs of litigation at the trial level or on appeal) shall not exceed $1,000,000 in the aggregate and shall be limited to claims arising during the Indemnity Period. In the event of any facts giving rise to an indemnification provided for herein, the Purchaser shall be entitled, upon its election, by written notice given to the Seller within fifteen (15) days after the date on which notice of the claim or demand is given to the Purchaser (without prejudice to the right of Seller to participate at its expense through counsel of its own choosing without claim for reimbursement from Purchaser with respect thereto) to assume and control the defense of such claim and any litigation resulting therefrom at its expense and through counsel of its choosing, subject to the reasonable approval of Seller. If the Purchaser assumes the defense of any such claim or litigation, it shall take all prudent steps reasonably necessary in the defense or settlement of such claim or litigation and shall hold the Seller harmless from and against all losses caused by or arising out of any settlement thereof approved by Purchaser or any judgment in connection therewith (other than the costs of Seller's expenses for participating in any such defense or settlement at its own election). The Purchaser shall not in the defense of such claim or litigation, except with the written consent of Seller, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving to Seller by a claimant of a release from all liability regarding such claim or litigation. The Seller shall cooperate in the defense of any claim or litigation.

     If the Purchaser shall not assume the defense of any such claim or litigation, the Seller may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation, after giving written notice thereof to Purchaser on such terms as Seller may deem appropriate, and Purchaser will promptly reimburse Seller for any claim, damage, and reasonable cost or expenses incurred as a result of such settlement or any judgment entered in connection therewith together with the amount of all legal and other expenses incurred by Seller in connection with the defense or settlement of any such claim or litigation including, but not limited to, any and all reasonable costs associated with any appeals of such action. Notwithstanding the foregoing, Seller may, at any time, enter into any settlement of any such claim or litigation affecting Seller, provided, however, if such settlement is not approved by Purchaser, Purchaser shall be relieved of its indemnification obligations set forth herein. If Purchaser's approval of a settlement is requested and refused in writing and Seller elects not to settle, all expenses, fees, losses, damage and liability thereafter incurred or suffered by Seller shall be the sole responsibility of Purchaser in the event of later settlement or adjudication against Seller with respect to any such claim or litigation the settlement of which Purchaser initially refused to defend.

     Seller shall give Purchaser written notice within thirty (30) days of its receipt of any written notice of a claim or demand for which indemnification may be provided herein. Failure of Seller to give such notice shall not relieve Purchaser of its obligations herein, except to the extent, if at all, that Purchaser shall have been materially prejudiced thereby. In the event Seller takes any action which admits liability or materially impairs the rights of Purchaser to settle or negotiate such claim or other matter indemnified against, then Purchaser shall have no further obligation to Seller pursuant to the indemnification provisions herein.

     6.4 OPERATIONAL STANDARDS. Purchaser acknowledges that the Club and Club Facilities are important amenities to the development and marketing of the Communities both in terms of the quality of the operations and the rights and privileges afforded to Club Members in relationship to resort guests accommodated at the Marriott ("Resort Guests"). Purchaser acknowledges and agrees that the private membership aspects of the Club will be preserved by Purchaser not only by adherence to the Membership Plan Requirements but also by continuation of those operational standards set forth on Exhibit D, attached hereto and made a part hereof (the "Operational Standards"). The provisions of this Section 6.4 shall survive for a period of six (6) years from the Closing Date and Purchaser shall indemnify and hold harmless Seller from any claims arising out of or in connection with a violation of the provisions of this Section 6.4 in accordance with the indemnification provisions set forth in Section 6.3 hereof.

     6.5 ARBITRATION. Any dispute arising between Seller and Purchaser in respect of either party's rights or obligations arising subsequent to the Closing under Sections 6.1 through 6.4 of this Agreement (excluding those resulting from or arising out of or related to litigation instituted against Seller or Purchaser by third parties) shall be submitted to binding arbitration in accordance with the procedures set forth in this Section 6.5 as follows:

           (a) The arbitration shall be initiated by either party delivering to the other a Notice of Intention to Arbitrate as provided for in the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), as amended from time to time (the "AAA Rules").

           (b) The arbitration shall be conducted at such location within St. Johns County or Duval County, Florida as shall be determined by Seller in accordance with the AAA Rules. In the event of a conflict between the AAA Rules and this Section 6.5, the provisions of this Section 6.5 shall govern.

           (c) The parties shall appoint a single arbitrator by mutual agreement. If the parties have not agreed within ten (10) days of the date of the Notice of Intention to Arbitrate on the selection of an arbitrator willing to serve, the AAA shall appoint a qualified Arbitrator to serve (any arbitrator chosen in accordance with this Subsection 6.5(c) is referred to herein as the "Arbitrator"). The Arbitrator shall have substantial experience in the operation of private membership club facilities. No Arbitrator may serve if such person has a conflict of interest involving the subject matter of the Arbitration.

           v   The Arbitrator shall be fully compensated for all time
spent in connection with the arbitration proceedings in accordance with the Arbitrator's hourly rate not to exceed three hundred dollars ($300.00) per hour, unless otherwise agreed to by the parties, for all time spent by the Arbitrator in connection with the arbitration proceeding. Pending the Arbitrator's final award, the Arbitrator's compensation and expenses shall be advanced equally by the parties.

           (e) Within thirty (30) days after the Arbitrator has been appointed, a preliminary hearing among the Arbitrator and counsel for the parties shall be held for the purpose of developing a plan for the management of the arbitration, which shall then be memorialized in an appropriate order.

The matters which may be addressed include, in addition to those set forth in the AAA Rules, the following: (i) definition of issues; (ii) scope, timing and types of discovery, if any; (iii) schedule and place(s) of hearings; (iv) setting of other timetables; (v) submission of motions and briefs; (vi) whether and to what extent expert testimony will be required, whether the Arbitrator should engage one or more neutral experts, and whether, if this is done, engagement of experts by the parties can be obviated or minimized;
(vii) whether and to what extent the direct testimony of witnesses will be received by affidavit or written witness statement; and (viii) any other matter which may promote the efficient, expeditious, and cost-effective conduct of the proceeding.

           (f) The Arbitrator shall permit and facilitate such discovery as he or she shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

           (g) Papers, documents, and written communications shall be served by the parties directly upon each other and the Arbitrator.

           (h) The Arbitrator shall promptly (within sixty (60) days of the conclusion of the proceedings or such longer period as the parties mutually agree) determine the claims of the parties and render a final award in writing. The Arbitrator shall provide a concise statement of the general basis for his or her conclusions. The award rendered by the Arbitrator may be converted to a judgment and enforced in any court having jurisdiction to do so and may only be appealed pursuant to subsection 6.5(j) hereof. If applicable law allows pre-award interest, the Arbitrator may, in his or her discretion, grant pre-award interest and, if so, such interest shall be at the legal rate provided under Florida law. The Arbitrator shall award all of a party's reasonable attorneys fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the parties and their counsel in the course of the arbitration, and other relevant factors.

           (i) Within thirty (30) days after delivery of a final award to the parties, the Arbitrator may make corrections on his or her own initiative, and corrections requested by a party, provided all such corrections are requested and made in writing.

           (j) A party may seek judicial review of the Arbitrator's award solely and exclusively upon the grounds that it was obtained through fraud, material misrepresentation, corruption or misconduct. Any suit, action or proceeding whether at law or in equity, including any declaratory judgment or similar suit or action, constituting or pertaining to such judicial review, shall be instituted in the Circuit Court, Eleventh Judicial Circuit, St. Johns County, Florida. Each party waives any objection which it may now or hereafter have to the venue in any such suit, action or proceeding and irrevocably submits itself to the jurisdiction of such court in any such suit, action or proceeding. Each party agrees that a remedy at law for a violation of this subsection 6.5(j) may not be adequate and therefore agree that the remedies of specific performance and injunctive relief shall be available in the event of such violation, in addition to any other right or remedy at law or in equity to which any party may be entitled. If an award is reviewed and the party seeking the review prevails, all costs and reasonable attorneys' fees incurred by the parties in the review proceedings shall be borne by the party initiating same. If the party seeking the review does not prevail, it shall pay all costs and reasonable attorneys' fees incurred by both parties in the review proceedings.

     6.6 ZONING CHANGES. Seller shall not, prior to Closing, and Purchaser shall not, for a period of five (5) years subsequent to Closing, seek any zoning changes to the Property or changes to the applicable development approvals pertaining to the Real Property which directly affect the Real Property without the express written consent of the other party. Further, at no time shall Purchaser take any action which in the reasonable opinion of Seller would modify or violate, or might be construed to violate, the terms of the Development of Regional Impact Order dated July 8, 1975, issued by the St. Johns County Board of County Commissioners, as amended from time to time (the "DRI") or Planned Unit Development Ordinance No. 75-15, dated August 15, 1975, issued by the St. Johns County Board of County Commissioners, as amended from time to time (the "PUD") and Purchaser and RHI shall indemnify and hold harmless Seller from any claims arising out of or in connection with a violation of the provisions of this Section 6.6 in accordance with the indemnification provisions set forth in Section 6.3 hereof. During the Feasibility Period, Purchaser shall satisfy itself that the zoning and DRI approvals that affect the Real Property will permit Purchaser to operate the Club and the Club Facilities in the manner desired by Purchaser. Seller and Purchaser will cooperate in order to obtain documentation approved by Seller and Purchaser in order to fulfill this requirement. Prior to Closing, Purchaser will not contact any governmental authorities in connection with the above without affording Seller or its counsel, by five (5) days prior written notice, an opportunity to participate in any such discussion or correspondence.

     6.7 APPROVAL RIGHTS - SUBSEQUENT OWNERS AND MANAGERS. For a period of one (1) year from the Closing Date, Seller shall have the right to approve any future owner of the Real Property and shall have the right to approve any manager or management company (other than Interstate Hotels, Inc. or its Affiliates) responsible for the management of the Real Property, the Club or the Club Facilities, and such approval will not be unreasonably withheld. Seller's approval rights as aforesaid will not apply in the case of a transfer or lease to or management by an Affiliate of Purchaser. In the case of any contemplated transfer, lease, or change of manager or management company, Purchaser or the then owner of the Real Property shall notify Seller of the name of the contemplated transferee, lessee, manager or management company at least thirty days prior to the time of the contemplated transfer, lease or change in manager or management company, and shall provide to Seller such information in connection therewith as Seller may reasonably require, and Seller shall notify Purchaser or the subsequent owner of Seller's approval or disapproval within ten days of receipt of such information.

     6.8 SELLER'S RIGHTS UPON RESALE. For a period of one (1) year from the date of Closing, if Purchaser or any of its Affiliates shall convey the Real Property or the issued and outstanding shares of Purchaser to a third party purchaser (exclusive of (i) Affiliates, and (ii) conveyances arising out of condemnation), for a purchase price in excess of THREE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($3,750,000.00), then Seller shall be entitled to receive, coincident with the conveyance of the Real Property or stock to such purchaser, an amount equal to fifty percent (50%) of the Profit, as defined below, realized by Purchaser upon such resale. For purposes of this Section 6.8, the term Profit shall mean the difference (stated as a positive integer) between (a) the purchase price paid by the third party purchaser for the Real Property or stock as reduced by the direct normal and customary transactional costs and expenses paid to unrelated third parties, and (b) $3,750,000.00, as increased by (i) capital expenditures made by Purchaser to improve the Club Facilities from and after the Closing Date, and (ii) all direct normal and customary transactional costs and expenses attributable to this purchase and sale transaction paid to unrelated third parties. Seller and Purchaser acknowledge and agree that the rights of Seller provided for in Sections 6.3, 6.4, 6.7 and 6.8 hereof regarding Sellers operation, ownership and resale of the Property have been entered into in specific reliance upon Purchaser's representations as to its intent to participate directly or through its Affiliates in the operations of the Club Facilities for a period of time subsequent to Closing. As a result, the foregoing constitute reasonable restrictions upon Purchaser's ownership and operations of the Property for the periods stated.

     6.9 DISCOUNTS. Until such time as property owners within the Communities shall have activated the 640 memberships in the Club provided for under Section 6.3(b) above, Purchaser shall not offer to any other residential real estate communities within Clay, Nassau, Duval or St. Johns Counties membership discounts or membership incentive programs in the nature of discounts, other than the Communities. This provision shall not be construed to prevent the offering of memberships at full published rates to residential property owners or to any residential community, it being intended that the Communities shall be the only residential real estate communities afforded membership discounts or incentives in the nature of discounts in the Club Facilities.

     6.10 MEMORANDUM OF AGREEMENT. The covenants and agreements mentioned in Sections 6.1, 6.2, 6.3(b), 6.7, 6.8 and 6.9, inclusive, shall be covenants running with the Real Property (such covenants to be perpetual unless otherwise specified in the applicable section mentioned above) and shall run with the Real Property and be binding upon and enforceable against the Purchaser and its successors and assigns, and all owners of any portion of the Real Property and shall run to Seller, its successors and assigns, and shall be memorialized into and included in a Memorandum of Agreement to be executed by Seller and Purchaser at Closing and recorded in the public records of St. Johns County, Florida, at the time of recording of the deed conveying the Real Property to the Purchaser.

     6.11 RETENTION OF NAME/LICENSE. At Closing Seller shall transfer to Purchaser the name "Cabana Club" (the "Name"). Purchaser acknowledges that it shall acquire no interest in, nor the right to use, any other name, service mark, trademark, or trade name of Seller or its Affiliates, including without limitation, the names "Arvida [copyright]" or "Sawgrass [copyright]", except pursuant to the License Agreement referenced in Section 6.19 hereof.

     6.12  CONFIDENTIALITY.

           (a) CONFIDENTIAL INFORMATION. Seller has or will furnish to Purchaser for the purpose of Purchaser's review, the financial and other materials and information mentioned herein and/or provided to Purchaser in connection with the transaction contemplated by this Agreement. The existence of the transaction described herein and in the Letter of Intent, the existence of this Agreement and the Letter of Intent, and any of the terms of this Agreement or the Letter of Intent, together with all of the materials and information mentioned in the previous sentence, is hereinafter collectively referred to as "Confidential Information," exclusive of any information which (i) at the time of disclosure or thereafter (other than as a result of such disclosure) is generally available to and known by the public, or (ii) has been independently acquired or developed by Purchaser without violating any of its obligations under this Section 6.12. In addition to the agreements contained in the Confidentiality Agreement, Seller and Purchaser agree as follows:

           (b) CONFIDENTIAL INFORMATION RECIPIENT. In the course of Purchaser's review, the Confidential Information may be used by Purchaser or communicated by Purchaser in whole or in part, orally or in writing, to Purchaser's employees, agents, contractors and attorneys, or any prospective lender providing financing to the Purchaser for the acquisition of the Property (Purchaser and such employees, agents, contractors, attorneys and any entity providing such financing, being collectively referred to as the "Recipient"), provided that such Recipient shall agree to maintain the confidentiality of the Confidential Information as provided herein. Prior to communicating any Confidential Information to any Recipient, Purchaser shall provide Seller with written evidence of such Recipient's agreement to maintain the confidentiality of such information.

           (c) NONDISCLOSURE OBLIGATIONS. Because of the great loss and damage that would be suffered by Seller if any Recipient were to divulge any Confidential Information at any time outside the scope of its review and purposes for which the Confidential Information and been provided to Recipient, Purchaser for itself and each Recipient agrees that:

                  (i) Each Recipient shall at all items receive and maintain all Confidential Information in confidence, and Recipient shall not, in any manner, directly or indirectly, disclose or divulge any Confidential Information to any Person whomsoever, nor use such information for its benefit or for the benefit of any other Person. Furthermore, Recipient shall not use Confidential Information for any purpose whatsoever, other than for the review process of Recipient or for purposes expressly authorized by Seller.

                  (ii) Purchaser represents and warrants for itself and all Recipients that all right, title and interest in and to all Confidential Information (excluding the prior letter of intent between Seller and Purchaser and this Agreement) up to the date of Closing is the exclusive property of Seller, and Purchaser and each Recipient shall make no claim for proprietary interests therein.

                 (iii) If this Agreement shall be terminated for any reason, each Recipient shall promptly return to Seller all such Confidential Information, including all copies thereof as may have been provided by Seller or may have been made by any Recipient in spite of the prohibition against such copying, as are or may come into such Recipient's possession or control.

                  (iv) Prior to the Closing Date, in addition to and not in limitation of the above, no Recipient shall communicate with any Member or employee of the Club except as may be approved in writing by Seller, which may be granted or withheld by Seller in its sole discretion.

           (d) This Section 6.12 shall survive termination of this Agreement and Closing.

     6.13 PERMITS AND LICENSES. At Closing, Seller shall assign to Purchaser in whole or in part, as applicable, and to the extent permitted, all transferable permits and governmental licenses issued to Seller and used solely in connection with the conduct of business at the Club Facilities. Seller hereby agrees to operate, manage and maintain the Property, the Club and the Club Facilities in accordance with the provisions, requirements and restrictions set forth in the aforementioned permits and licenses until Closing.

     6.14 BOOKS AND RECORDS. At Closing, Seller shall deliver to Purchaser such extracts from its books and records pertaining to the operation of the Club Facilities as Purchaser may reasonably request, and at Purchaser's expense.

     6.15 ASSUMED OBLIGATIONS. At Closing, Seller will assign to Purchaser and Purchaser will assume Seller's obligations under the "Assumed Obligations" listed in Exhibit E attached hereto and made a part hereof, but only to the extent any of such Assumed Obligations continues to be a viable contractual obligation of Seller in force and effect at the date of Closing. The reference to such Assumed Obligations herein, or the act of Purchaser's assumption of such Assumed Obligations, shall not be deemed to be (i) an extension, expansion, modification, renewal, or novation of any Assumed Obligation; (ii) be deemed to recreate, reimpose, revise, or restate any such Assumed Obligation; or (iii) be deemed to be an admission that any such Assumed Obligation is an enforceable contractual obligation, in any case in favor of any Member, Person, or other party not a signatory to this Agreement, and shall create no third party beneficiaries hereof. Purchaser's assumptions of those obligations under Contracts constituting part of the Assumed Obligations shall be limited to those provisions thereof, if any, which relate to the ownership use and operation of the Club. Further, with respect to the Assumed Obligations identified as "Lot/Unit or Builder Contracts" on Exhibit E, the scope of the Assumed Obligation of Purchaser with respect thereto shall be limited only to those specific provisions of such Contracts included as part of Exhibit E-1. Purchaser will cooperate with Seller and will provide all information reasonably necessary and will execute required documentation reasonably necessary to seek the release of Seller from liability under any of the service contracts or equipment leases constituting part of the Assumed Obligations, if requested by Seller. In the event that the obligee under any such Assumed Obligation requires any payment in order to procure such release, such payment will be the obligation of Seller. The assignment and assumption agreement that will be executed by Seller and Purchaser in connection with the Assumed Obligations will contain a provision whereby the Purchaser and RHI will indemnify and hold the Seller harmless from and against any and all loss, damage, judgments, claims and threats of claims, including all reasonable attorneys' fees and court costs through all trial and appellate levels, in connection with or arising out of Purchaser's actual or alleged failure to fulfill its obligations under or in connection with the Assumed Obligations.

     6.16 CONDUCT OF BUSINESS; MAINTENANCE OF CLUB FACILITIES. Until the Closing, Seller will manage and operate the Club and existing Club Facilities as same were being managed and operated as of the Effective Date, and will use its best efforts to preserve a good relationship with all persons having relations with Seller with respect to the Property, the Club and/or existing Club Facilities. Seller will not enter into any contract or commitment or engage in any transaction which materially affects the Property and which does not by its terms terminate at Closing, or which materially affects the Property, the Club or the existing Club Facilities or which materially and adversely affects any representation or warranty of Seller in this Agreement without the prior written consent of Purchaser, except for contracts, agreements, purchase orders and undertakings occurring in the ordinary course of business which are reasonable and necessary to the continued operation of the Property, the Club and/or existing Club Facilities. After the execution of this Agreement, Seller will not rent or lease the Property, the Club and/or existing Club Facilities or any portion thereof, or extend or otherwise materially amend any material lease or other material agreement relating to the Property without the prior written consent of Purchaser. Seller will deliver to Purchaser at Closing the Tangible Assets, subject to normal wear and tear between the date hereof and Closing. Purchaser shall take a closing inventory of tangible assets not later than three (3) business days prior to the Closing Date. If any item or items of Tangible Assets shall be missing, damaged or destroyed having an aggregate value in excess of THREE THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($3,500.00) ("Reduced Assets"), Seller agrees at its election, to replace such item or items at Closing with items of equal value or to provide Purchaser a credit at Closing in amount equal to the value of the Reduced Assets. Seller shall also maintain Inventory levels at normal and customary levels between the date hereof and the Closing Date, it being intended that the Club Facilities be operational at normal operational standards as of the Closing Date.

     6.17 CONDITION OF THE PROPERTY; DISCLAIMER OF REPRESENTATIONS. Purchaser has had the right to continuous access to the Club Facilities under the UAO Agreement and as such is familiar with the operation of Club Facilities. Purchaser hereby expressly acknowledges and agrees that except as and to the extent expressly provided to the contrary in this Agreement:
(a) this sale is made "as is" and Seller makes and has made no warranty or representation whatsoever as to the condition or suitability of any portion of the Property for Purchaser's purposes, (b) Seller and its Affiliates warrant only that, to their actual knowledge, any information furnished to Purchaser by Seller is true and correct as of the date delivered, and Seller shall not be bound by any oral statement of any broker, employee, agent or other representative or Affiliate of Seller, (c) Purchaser has made a complete and thorough examination and inspection of all portions of the Property and, on the basis of its inspection, Purchaser is thoroughly familiar with all portions of the Property (including without limitation, whether or not hazardous or toxic materials are or have heretofore been located on or under or generated from any portion of the Property), and including, without limitation, zoning, land use restrictions, compliance with applicable laws and regulations, utility availability and hook-up costs (including, without limitation, whether or not septic tanks are permitted or prohibited) the financial condition of the Property, and all other matters relevant to Purchaser, (d) if Purchaser elects to close this transaction, Purchaser shall have determined that the condition of all portions of the Property is satisfactory to Purchaser, (e) notwithstanding the nature or extent of the inspections Purchaser has made, Purchaser shall purchase and accept every portion of the Property in its "as is" condition without requiring any action, expense or other thing or matter on the part of the Seller to be paid or performed and, upon acceptance of the deed of conveyance to the Real Property, Purchaser shall be conclusively deemed to have accepted the Property in its "as is" condition, (f) shall hold Seller and its Affiliates harmless from all damages and consequences arising from any adverse conditions (including without limitation, the existence of any hazardous or toxic substances) on such Property which are created after the Closing Date, and (g) Seller and its Affiliates make and have made no representation or warranty, express or implied, concerning any portion of the Property, its condition, the use to which it may be put, any environmental matters, or any other thing or matter directly or indirectly related thereto or hereto (including, without limitation, NO WARRANTY OF MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE OR RELATING TO THE ABSENCE OF LATENT OR OTHER DEFECTS, except as may be specifically included in any closing documents executed by Seller in connection herewith). The provisions of this Section shall survive Closing and delivery of the deed of conveyance.

     6.18 EXTENSION OF LEASE WITH ARVIDA REALTY SALES, LTD. At Closing, RHI shall enter into an extension of the current lease between Purchaser and Arvida Realty Sales, Ltd. for the space presently occupied by Arvida Realty Sales, Ltd. and located on the first floor of the Marriott at Sawgrass. The term of the lease shall be extended through December 31, 2007 in accordance with its current terms and conditions except that (i) the extension shall allow for annual rent increases based upon increases in the Consumer Price Index (All Cities Average) from and after expiration of the existing term on a noncumulative basis and (ii) the extension shall contain an option exercisable solely by Arvida Realty Sales, Ltd., to renew the lease for one
(1) renewal term of five (5) years upon the same terms and conditions set forth in the lease as amended by the extension.

       LICENSE AGREEMENT. At Closing, Seller shall grant to Purchaser a royalty free license to the tradename "Sawgrass" in the form of Exhibit F attached hereto (the "License Agreement").

                   7. REPRESENTATIONS AND WARRANTIES

     7.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RHI. In order to induce Seller to enter into this Agreement, Purchaser represents and warrants as follows, up to and including the Closing Date:

           (a) AUTHORITY. Purchaser and RHI are each entities in good standing in their state of organization and have all requisite power and authority as is necessary or desirable to permit them to enter into and perform their duties hereunder. No consent by or authorization of any governmental agency, authority or other person is required to permit each of them fully to perform their duties under this Agreement, except the consent of IBJ which consent RHI shall diligently pursue; and provided such consent shall not constitute a condition to Purchaser's obligation to close this transaction after expiration of the Consent Period. Upon the execution and delivery of this Agreement by the parties hereto, this Agreement will constitute a legal, valid and binding obligation of Purchaser and RHI enforceable in accordance with its terms.

           (b) NO DEFAULTS. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will (except to the extent consent of IBJ is required): (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any partnership agreement of Purchaser or RHI or agreement or instrument to which Purchaser or RHI is a party, (ii) violate any restriction to which Purchaser or RHI is subject, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order to which Purchaser or RHI is subject or by which either is bound, or
(iv) result in the creation of any lien, charge or encumbrance upon any property to be acquired by Purchaser hereunder or any portion thereof, except as specifically permitted hereunder.

           (c) LITIGATION. Except as set forth on Exhibit G hereto, neither Purchaser nor RHI has actual knowledge of any actions, suits or proceedings pending or threatened against them by any party before any court, agency, governmental authority or arbitrator related to the business of Purchaser or RHI, which could, if successful, have an adverse effect on their ability to consummate the transactions contemplated hereby and fulfill its obligations hereunder. All such actions, suits or proceedings shall be continued diligently by Purchaser and RHI at their sole expense.

           (d) MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations or warranties of Purchaser or RHI contained in this Agreement, or in the exhibits attached hereto, and no document furnished in connection herewith or in connection with the transactions contemplated hereby contains, or at the Closing will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements of fact herein and therein not misleading.

     7.2 REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Purchaser to enter into this Agreement, Seller represents and warrants as follows, up to and including the Closing Date:

           (a) AUTHORITY. Seller is a legally constituted general partnership under the laws of the State of Florida. Seller has all requisite power and has taken all such actions as are necessary or desirable to permit it to enter into and perform its duties hereunder. No consent by or authorization of any other person is required to permit Seller fully to perform its duties under this Agreement, except with respect to the release of the existing mortgage lien which Seller is obligated to release at Closing. Upon the execution and delivery of this Agreement by all parties, this Agreement will constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

           (b) NO DEFAULTS. To the best of Seller's actual knowledge, subject to Seller's obtaining requisite consent of its lenders, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Seller is a party, (ii) violate any restriction to which Seller is subject, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order to which Seller is subject or by which it is bound,
(iv) result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof.

           (c) ASSUMED OBLIGATIONS. The copies of the Contracts provided to Purchaser are complete and constitute the entire agreement with the Person with which or whom each such agreement was made; the Contracts are in full force and effect; to the best of Seller's actual knowledge there has been no material default under any Contract except as otherwise disclosed in writing to Purchaser; to the best of Seller's knowledge there are no commitments for access to or use of the Club Facilities by third parties except as set forth in Exhibit E; and the Rules and Regulations dated January 1, 1997 as delivered to Purchaser constitute a true and correct copy of the current operating regulations for the Club Facilities.

           (d) FEES AND ASSESSMENTS. Seller has no actual knowledge of any governmental assessments concerning the Property which are due and unpaid. Seller has no actual knowledge of any outstanding impact fees or other fees due and owing to or pending claims of any municipality or governmental authority with respect to the Property, the Club or existing Club Facilities.

           (e) LITIGATION. Except as set forth on Exhibit H attached hereto, Seller has no actual knowledge of any actions, suits or proceedings pending or threatened by any party before any court, agency, governmental authority or arbitrator related to the Property, the Club and the Club Facilities.

           (f) MECHANIC'S LIENS. That on the Closing Date there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for, and Seller shall cause to be discharged all construction, mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing Date.

           (g) SELLER'S LICENSES AND PERMITS. During or prior to the Feasibility Period, Seller has provided Purchaser with copies of all licenses and permits held by Seller pertaining to the ownership and operation of the Property, the Club and/or the Club Facilities. To Seller's knowledge, the copy of each such license or permit, with any amendments applicable thereto, is complete and such licenses and permits are in full force and effect and are satisfactory for the operation of the Club as it is currently operated by Seller. Seller has not received any written notice of noncompliance with any such license or permit, nor has Seller received notice of any zoning violation applicable to the Club Facility.


                   8.  MISCELLANEOUS CLOSING MATTERS

     8.1 PRORATIONS AT CLOSING. All real estate taxes, personal property taxes, rents, membership dues and periodic fees (but not initiation fees) and items of income and expense or accounts payable to the extent of available information, shall be prorated through the day before Closing. Cash at Closing shall be increased or decreased as may be required by the prorations.

Taxes shall be prorated based on the current year's tax with due allowance made for the allowable discount and any other applicable exemptions as shall be available at Closing. If Closing occurs on a date when the current year's tax statement is not available, taxes will be estimated and prorated based upon the prior year's tax statement. Any tax proration based on an estimate may at the request of either Purchaser or Seller be subsequently readjusted upon receipt of the actual tax statement, and a statement to that effect will be set forth in the closing statement.

     8.2 PRORATIONS POST CLOSING. Seller and Purchaser acknowledge that it will not be possible to make all necessary adjustments in items of proration at Closing. As a result, all utility charges, accounts payable and receivable and other items of income and expense as to which information is not available prior to Closing shall be subject to a post closing adjustment procedure set forth in this Section 8.2. Accounts payable and receivable shall be adjusted as set forth in Section 8.3 below. Other items of income or expense shall be prorated as to Seller for the period up to and including the day before Closing and as to Purchaser for the period of the day of Closing and thereafter. Purchaser shall receive a credit for any reservation deposits paid to Seller prior to Closing. Seller and Purchaser agree that their respective designated accounting personnel shall diligently proceed to make such adjustments promptly following the date of Closing in order to finalize all such adjustments within the earlier of (i) thirty (30) days from Closing or (ii) thirty (30) days from the date all information necessary to make such adjustments is available to both parties. Each party agrees to promptly pay, within ten (10) days of such final adjustment determination, over to the other party any amounts due and owing to such party. The provisions of this Section 8.2 shall survive the Closing until all such adjustment amounts are paid. Any amounts not paid when due shall bear interest at the rate of eight percent (8.0%) per annum from the due date until paid.

     8.3 ACCOUNTS PAYABLE AND RECEIVABLE. All accounts payable that are attributable to operations of the Property, the Club or the Club Facilities for the period through the day before Closing will be paid by Seller. To the extent such accounts payable are attributable to periods from the date of Closing and thereafter, the same shall be prorated as provided in Section 8.1, and paid by Purchaser. The accounts receivable attributable to operations of the Property, the Club or the Club Facilities that as of the day prior to Closing are less than ninety (90) days outstanding, and all unbilled accounts, excluding such accounts receivable or unbilled accounts owed by RHI (the "Purchased Accounts Receivable") shall be transferred to Purchaser at Closing at a purchase price of (i) ninety percent (90%) of gross as to receivables equal to or less than thirty (30) days outstanding or unbilled accounts, (ii) eighty percent (80%) of gross as to receivables equal to or less than sixty (60) days but more than thirty (30) days outstanding, and (iii) sixty percent (60%) of gross as to receivables which are equal to or less than ninety (90) days but more than sixty (60) days outstanding. All other accounts receivable shall be retained and collected by Seller (other than those of RHI), provided Purchaser shall include such amounts in its statement of club accounts to each Member, and shall cooperate with Seller in an effort to bring such accounts receivable current. Any payments made on Member accounts which Members constitute part of the Purchased Accounts Receivable, shall be applied first to the Purchased Accounts Receivable balance. Purchaser shall pay or cause RHI to pay to Seller, at Closing, all accounts receivable of RHI or unbilled accounts of RHI in favor of Seller related to the Club.

     8.4 PURCHASER'S CLOSING COSTS. At Closing, Purchaser shall pay for inspections (if any), all recording fees, all costs of Purchaser financing, Purchaser's attorneys' fees and the cost of the Survey.

     8.5 SELLER'S CLOSING COSTS. At Closing, Seller shall pay for its attorney's fees, documentary stamp taxes on the deed to the Real Property, the title insurance premium and any costs of lien releases of Seller's financing.

     8.6 COST OF TRANSFER OF PERMITS, LICENSES AND ASSUMED OBLIGATIONS. Purchaser shall pay any fee charged to the permittee or licensee in connection with the transfer of any license or permit to Purchaser (or adding Purchaser to any license or permit) as provided herein. Seller shall pay the amounts required by any obligee under an Assumed Obligation to procure the release of Seller under such Assumed Obligation. Purchaser shall pay all costs of obtaining all required liquor licenses.

     8.7 TERMINATION OF EMPLOYEES OF SELLER. All employees of Seller (as to the Club Facilities) shall be terminated by Seller as of the Closing Date, at Seller's expense.

     8.8 EXTENSION OF CLOSING DATE. Purchaser may, at its option, extend the Closing Date up to December 1, 1997 by providing (i) written notice of such extension request to Seller not later than 5:00 p.m. EST on October 21, 1997, (ii) wire transfer of the amount of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) to Seller's account (the "Extension Payment"), and
(iii) delivery of the Deposit by wire transfer from Escrow Agent to Seller's account. The Extension Payment shall constitute part of the Deposit and shall be credited against the Purchase Price at Closing.

                         9. CLOSING DOCUMENTS

     9.1 DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

           (a) A Special Warranty Deed from Seller conveying fee simple title to the Real Property, subject to the Permitted Exceptions, the Declaration of Restrictions, and the Memorandum of Agreement and the rights of Members, in proper statutory form for recording;

           (b) A standard No-Lien Affidavit as to the Property, executed by Seller, which shall be satisfactory to the Title Company in order to delete all standard printed exceptions in the Title Policy other than taxes for the year of conveyance and matters as shown on the Survey;

           (c)   A Non-Foreign Person Affidavit;

           (d) Bill of Sale for all Tangible Assets which shall include warranties of titles in form attached as Exhibit I;

           (e) An assignment of Seller's rights, title and interest in the Permits and Licenses mentioned in Section 7.2(g), and any guaranties or warranties relating to any of the Property, in form attached as Exhibit J;

           (f) An Assignment of the Assumed Obligations, in form attached as Exhibit K.

     9.2 DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, the Purchaser shall deliver or caused to be delivered to Seller at Closing the following:

           (a) The Purchase Price (of which the Deposit shall be a part, unless previously delivered to Seller);

           (b) An assumption of the Assumed Obligations in the form attached as Exhibit K;

           (c) Consent of IBJ to the provisions of Sections 6.2 and 6.18 hereof.

     9.3 MUTUAL OBLIGATIONS. At the Closing, Seller and Purchaser shall mutually execute and deliver to each other:

           (a)   A Closing Statement in customary form;

           (b)   The Memorandum of Agreement;

           (c)   License Agreement; and

           (d) Such other documents as may be reasonably necessary to effectuate the closing of the transaction contemplated by this Agreement.

     9.4 ITEMS TO BE DELIVERED BY ESCROW AGENT. At Closing, Escrow Agent shall deliver the Deposit to Seller.

                           10. MISCELLANEOUS

     10.1 NOTICES. All notices, requests, consents, instructions and communications required or permitted under this Agreement shall be in writing (including telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand-delivered by messenger or overnight courier service, telecommunicated, telecopied or mailed (air mail if international) by registered or certified mail (postage prepaid), return receipt requested, and addressed to each party at their respective addresses as set forth below or to such other addresses any party may designate by notice complying with the terms of this Section:

     If to Seller:    Mark Ambach
                      Arvida/JMB Partners
                      Jacksonville Golf & Country Club
                      3995 Hunt Club Road
                      Jacksonville, Florida 32224
                      Telephone: 904-223-5000
                      Telecopy:  904-223-0641

     Copy to:         John Baric, Esq.
                      Arvida Company
                      7900 Glades Road
                      P. O. Box 100
                      Boca Raton, Florida 33429
                      Telephone: 561-479-1100
                      Telecopy:  561-479-1227

     And to:          M. Lynn Pappas, Esq.
                      Pappas Metcalf & Jenks, P.A.
                      200 West Forsyth Street, Suite 1400
                      Jacksonville, Florida 32202
                      Telephone: 904-353-1980
                      Telecopy:  904-353-5217

     If to            PV Resort, Inc.
     Purchaser        C/O General Manager
     or RHI:          Marriott at Sawgrass
                      1000 TPC Boulevard
                      Ponte Vedra Beach, Florida 32082
                      Telephone:  904-285-7777
                      Telecopy:   904-280-7003

     Copy to:         Walter Driver
                      King and Spalding
                      191 Peachtree Road, N.E.
                      Atlanta, Georgia 30303
                      Telephone:  404-572-4600
                      Telecopy:   404-572-5149


     And to:          Terry A. Moore, Esq.
                      Brant, Moore, MacDonald & Wells
                      3100 Barnett Center
                      Jacksonville, Florida 32202
                      Telephone:  904-353-3100
                      Telecopy:   904-353-1166

     Each such notice, request or other communication shall be considered given and shall be deemed delivered: (a) on the date delivered if by personal delivery or courier service, (b) on the date of transmission with confirmed answer back if by telex or telegraph or telecopier if the confirmation shows that the communication was received prior to 5:00 P.M. on a business day, and on the next business day if the confirmation shows that the communication was not received until after 5:00 P.M. or on a nonbusiness day; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Rejection, refusal to accept or inability to deliver of which no notice was given shall be deemed to be receipt of such notice, request or other communication.

     10.2  DEFAULT: REMEDIES.

           (a) PURCHASER DEFAULT. In the event Purchaser shall default in any of the terms, covenants and/or provisions of this Agreement on the part of Purchaser to be performed prior to or at Closing, then Escrow Agent shall deliver to Seller the Deposit, unless previously delivered to Seller, and Seller shall be entitled to retain all of such monies as full and agreed upon liquidated damages in full settlement of any and all claims against Purchaser for damages or otherwise, whereupon this Agreement shall be null, void and of no further force and effect and neither party shall have any further liability or obligation to the other hereunder. The parties hereby acknowledge that this provision for liquidated damages is a fair and reasonable measure of the damages to be suffered by Seller in the event of Purchaser's default, because the exact amount of such damages are incapable of ascertainment.

           (b) SELLER DEFAULT. If Seller shall be in default of any of the terms, covenants and/or provisions of this Agreement on the part of Seller to be performed prior to or at Closing, and such default is not cured prior to Closing, as may be extended for any cure period provided for hereunder, Purchaser shall have the right (a) to cancel this Agreement by giving written notice to Seller and this Agreement shall be deemed to be terminated as of the date of such notice, in which event Purchaser shall be entitled to an immediate return of the Deposit, or (b) to an action for specific performance in the event of and as the remedy for a wrongful refusal or failure by Seller to convey or transfer any of the Property. Seller shall not be liable to Purchaser for any damages, direct, consequential or otherwise and the provisions of this Section 10.2(b) are the sole and only remedies of Purchaser against Seller. In no event shall Seller be liable to Purchaser for any loss of profits or any other indirect, special, consequential or any other similar damages, arising out of any breach of this Agreement or of Seller's obligations under this Agreement and Purchaser expressly waives its rights to any such remedies.

           (c) DEFAULT AFTER CLOSING. If Purchaser or Seller fails to perform any of the covenants of this Agreement to be performed after Closing, or if Seller shall violate any representation or warranty contained herein, and such default is not cured within thirty days after written notice, the other party shall have all remedies at law or in equity, subject, in the case of the Seller, to the limitations set forth in Section 10.2(e) below.

           (d) ATTORNEYS' FEES. The parties further agree that in the event it becomes necessary for either party to litigate in order to enforce its rights under the terms of this Agreement, then in that event the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs through all trial and appellate levels.

           (e) NONRECOURSE/SURVIVAL. Notwithstanding anything to the contrary in this Agreement or in any certificate executed by Seller in connection with this transaction, it is understood and agreed that Seller's liability with respect to any agreement, covenant or obligation contained herein, in any documents executed in connection with this transaction, or in any respect of any matter or condition related to this transaction or the Property shall be limited to the amount of the Purchase Price. No present or future direct or indirect partner in Seller, or any Affiliate of Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other agreement, instrument or certificate made or entered into or delivered under or in connection with the provisions of this Agreement, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons or entities, shall look solely to Seller's assets (limited to the amount of the Purchase Price) for the payment of any claim or for any performance, and Purchaser, for itself and its successors and assigns, hereby waives any and all such personal liability. Neither a negative capital account of any direct or indirect partner in Seller, nor any obligation of any such partner to restore a negative capital account or to contribute capital to Seller or any direct or indirect partner in Seller, shall be deemed an asset of Seller for purposes of this paragraph. Purchaser's rights to make any claim for breach of Seller's representations, warranties, covenants or agreements as to the Property shall be limited to one (1) year after the date of Closing; provided however, that notwithstanding the foregoing, if Purchaser learns of any breach or non-performance of any representation, warranty, covenant or agreement prior to the Closing, Purchaser shall promptly notify Seller thereof, and no claim for breach of such representation, warranty, covenant or agreement shall survive Closing (whether or not Purchaser notifies Seller thereof) but, rather, shall merge into the Deed to be given by Seller, it being the intention of the parties that claim for breach or non-performance of which Purchaser has knowledge prior to the Closing shall survive the Closing should Purchaser elect to close notwithstanding knowledge of such breach or non-performance. Enforcement by Seller, its successors and assignees, of each and every covenant and obligation (including but not by way of limiting, obligations to indemnify and hold harmless for the Indemnity Period) of Purchaser set forth herein, and exercised by Seller, its successors and assignees, of all rights granted to any of them herein, shall survive the Closing and delivery of the deed of conveyance, notwithstanding anything set forth herein to the contrary. The provisions of this Section shall survive the Closing and deliveries of the deed of conveyance.

     10.3 REAL ESTATE BROKERS. Seller and Purchaser each represent and warrant to the other that it has not dealt with any real estate agent, broker or finder in connection with the transaction contemplated by this Agreement. Each party hereby agrees to indemnify, defend and save the other harmless from the claims and demands of any real estate agent, broker or finder claiming to have dealt with the indemnifying party in connection herewith. Each indemnity shall include all costs and expenses incurred by the indemnified party in enforcing this indemnity, including without limitation all attorneys' fees and other professional charges. This Section 10.3 shall survive termination of this Agreement and Closing.

     10.4 EMINENT DOMAIN. If, prior to the Closing Date, the Property or any portion thereof shall be taken by any governmental authority under its power of eminent domain, then Purchaser shall have the option, upon notice given to Seller not later than ten (10) business days following such taking:
(i) to take title to such Property on the Closing Date, in which event Seller shall assign its rights in the condemnation award to Purchaser (or Purchaser shall receive the condemnation award from Seller if Seller has been paid before the Closing Date); or (ii) to terminate this Agreement and receive a return of the Deposit, and this Agreement shall immediately be null and void, and neither party have any further obligations hereunder.

     10.5 CASUALTY DAMAGE. If prior to the Closing Date, the Real Property or Tangible Assets are damaged by fire, vandalism, acts of God or other casualty or cause, Seller shall promptly (and in any event prior to the Closing) give Purchaser written notice of any such damage, together with Seller's good faith estimate of the cost of repair and restoration. In the event there is damage and destruction to any improvements constituting part of the Real Property or the Tangible Assets and the cost of repair and restoration of such improvements is estimated by Seller, in good faith, to be less than ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00), the Closing shall proceed as originally scheduled without diminution in the Purchase Price and Seller shall assign to Purchaser any and all right, title and interest Seller may have in insurance proceeds and the right to receive the same with regard to such damage or destruction with a credit against the Purchase Price for any deductible or self-insured amount under such policy. In the event the cost of repair and restoration of such damaged improvements constituting such part of the Real Property or the Tangible Assets is estimated by Seller, in good faith, to equal or exceed ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00), Purchaser shall have the option, by written notice to Seller within ten (10) days of written notice of such damage or destruction from Seller, of (a) taking the Real Property as it then is without abatement of the Purchase Price together with the insurance proceeds, if any, or the right to receive the same and the right to any other claims arising as a result of the damage, in which event the Closing shall proceed, or (b) cancelling this Agreement and receiving a refund of the Deposit in which event neither party shall have any further obligations hereunder. If Purchaser shall be obligated or shall elect to close this transaction subsequent to any casualty damage as provided for in this Section 10.5, Seller agrees to cooperate with Purchaser in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign to Purchaser at Closing its right to such insurance proceeds and will not settle any insurance claims or legal actions relating thereto without Purchaser's prior written consent.

     10.6 INTERPRETATION PRESUMPTION. This Agreement has been negotiated by the parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

     10.7 PARTIAL INVALIDITY. If any term or provision of this Agreement shall to any extent be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such invalid term or provision to other Persons or circumstances shall not be affected thereby.

     10.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     10.9 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties hereto, and neither Seller nor Purchaser, nor any agent representing either, has made any statement, promise or agreement, orally or otherwise, in addition to or in conflict with the terms of this Agreement. Any representation or agreement made during the negotiations is hereby merged into this Agreement and if not set forth herein, is hereby waived.

     10.10 REMEDIES. Except as otherwise provided herein, the remedies set forth herein in all instances are exclusive.

     10.11 CAPTIONS/HEADINGS. The section captions of this Agreement have been inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement. "Exhibit" or "exhibits" means the specific exhibit or group of exhibits referred to herein and attached hereto and made a part of this Agreement by the reference thereto made. The words "hereof," "herein" and words of like import refer to this Agreement as a whole and not to the section or paragraph in which they appear, unless the contrary is clearly indicated by the context.

     10.12 MODIFICATIONS. This Agreement may be modified only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     10.13 RECORDING. Other than the Memorandum of Agreement, neither Seller nor Purchaser shall record this Agreement, nor any memorandum of its terms. The parties recognize that the recording of this Agreement or any other memorandum of its terms by Purchaser (except for the Memorandum of Agreement) shall constitute a default by Purchaser under this Agreement. Additionally, the recording of this Agreement or any memorandum (except for the Memorandum of Agreement) of its terms may create a cloud on the title of the Property and will cause irreparable harm to Seller, entitling Seller to enforce its obligations by an action for specific performance and/or any other right or remedy provided at law and/or in equity. Purchaser hereby indemnifies and holds harmless Seller for any loss, cost or expense incurred by Seller, including but not limited to attorneys' fees and court costs through all negotiations, trial and appellate levels resulting from Purchaser's recordation of this Agreement or any memorandum of its terms (except for the Memorandum of Agreement). The provisions of this Section shall survive any termination of this Agreement and Closing.

     10.14 ASSIGNMENT.

           (a) Purchaser may not assign any of its rights and obligations hereunder to any party, other than an entity assuming all obligations of Purchaser hereunder and as to which Purchaser or its existing general partner own fifty-one percent (51.0%) or more of the equitable ownership interests, without the prior written consent of Seller and if Purchaser does so, Seller will not be bound to honor any rights under this Agreement of a successor to Purchaser or assignee of Purchaser, although any assignment by Purchaser without Seller's prior written consent or any merger or consolidation of Purchaser with another entity, shall cause Purchaser's assignee or successor to be liable hereunder together with Purchaser. Purchaser and RHI shall remain primary obligors of the indemnification obligations of Purchaser set forth under this Agreement in the event of any assignment.

           (b) Seller shall have the right to assign this Agreement and any or all of its rights hereunder; (i) to any entity (or its Affiliates) to whom the right to the tradename and trademarks "Arvida" have been assigned and (ii) as to the rights set forth in Section 6.3(b), to any successor developer of Arvida or its permitted assignee. Such assignee shall be entitled to all the rights and powers of and limitations on claims and remedies against Seller as its successor hereunder, but without releasing Seller to the extent of its liability under Section 10.2(e) above. Seller shall not otherwise assign its rights under this Agreement.

     10.15 SUCCESSORS AND ASSIGNS. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     10.16 TIME OF ESSENCE. Time is of the essence of this Agreement. If the day for performance of any obligation under this Agreement falls on a Saturday, Sunday or recognized holiday, the time for such performance shall be extended to the next business day.

     10.17 NO PUBLICATION OR DISCLOSURE. Each party hereto covenants and agrees that it shall not make or cause or permit to be made prior to Closing, any public announcement of the transaction hereby contemplated or any terms hereof or, after Closing, any public announcement of the transaction hereby contemplated which discloses the financial terms hereof, without the prior written consent of the other party hereto; provided, however, that nothing herein shall prevent the limited disclosure or use by either party of this Agreement or any of the terms hereof that is (i) made in one or more reports prepared to be sent to investors by either party hereto or their Affiliates, (ii) required by law to be disclosed to governmental agencies in connection with (a) the approval or reporting of the transaction contemplated herein, (b) financial or tax reporting requirements, or (c) any administrative, legislative or judicial proceeding or pursuant to any decree or judgment of any administrative agency or tribunal or any court of competent jurisdiction, or (iii) already known by the Persons to whom such disclosure or publication is made by such party. Any breach of this covenant not to disclose shall, at the election of the party not giving such consent to disclosure, constitute a material default by the party making such disclosure under this Agreement. This Section 10.17 shall survive termination of this Agreement and Closing.

     10.18 TIME FOR ACCEPTANCE. Until executed by both Purchaser and Seller this Agreement shall be deemed an offer to purchase the Property in accordance with the terms and provisions herein contained. If this Agreement is not executed by and delivered to all parties or on or before October 3, 1997, this offer to purchase shall be withdrawn.

   COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

     10.20 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto, their respective successors and permitted assigns, and no other party or entity shall be entitled to rely upon or receive any benefit from this Agreement or to constitute a third party beneficiary hereunder.

     10.21 RADON DISCLOSURE. Under the laws of the State of Florida, Seller is required to provide the following notice to Purchaser:

     RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     Seller does not conduct radon testing with respect to the Property being sold to the Purchaser. Further, Seller disclaims any and all representations and warranties as to the absence of radon gas or radon gas producing conditions within the Property.

     10.22 NOTICE TO THIRD PARTY PURCHASERS. In that certain of the obligations of Purchaser and RHI as contained in this Agreement will not be made a matter of public record under the Memorandum of Agreement referenced in Section 6.10, Purchaser agrees that it will put third party purchasers, lessees or managers of the Property on notice of this Agreement and the obligations of Purchaser contained herein by providing written copies of this Agreement to such parties prior to consummation of any transactions pertaining to the Property with such parties. RHI shall provide written notice of its obligations under this Agreement to any third party purchaser, lessee, manager or franchisor of the Marriott by providing written copies of this Agreement to such parties prior to consummation of any transactions pertaining to the Marriott with such parties. Purchaser and RHI acknowledge and agree that Seller or its permitted Assignees may provide notice of this Agreement to such parties if Purchaser or RHI shall fail to do so.

     10.23 JOINDER AND CONSENT. RHI joins and consents in this Agreement for the purpose of evidencing its agreement to the terms and provisions of Sections 6.2, 6.3, 6.6, 6.12, the indemnity provisions contained in the final sentence of 6.15, 6.18, 7.1, 10.1, 10.2(c), 10.2(d), 10.6-10.13, 10.14(a),
10.15-10.20, and 10.22 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above.



Signed, sealed and delivered
in the presence of:          SELLER:

_____________________________ARVIDA/JMB PARTNERS, a Florida
                                 general partnership

_____________________________By: ARVIDA/JMB MANAGERS, INC.,
                                       a Delaware
                                       corporation

                                       By:   _________________________
                                             _________________________
                                             (Print or Type Name)

                                       Its:  _________________________
                                             (Title)

                                 PURCHASER:

                                 PV RESORT, INC., a Delaware corporation


______________________________   By:   _________________________
______________________________         (Print or Type Name)

                                       Its:  _________________________
                                             (Title)

                                 RESORT HOLDINGS I, LTD., a limited
partnership

_________________________   By:  _________________________
_________________________        its General Partner


                                       By:   ___________________
                                             (Print or Type Name)
                                       its:  ___________________
                                             (Title)



                                 ESCROW AGENT:

                                 BRANT, MOORE, MACDONALD & WELLS


_________________________        By:   _________________________
______________________________         (Print Name)
                                 Its:  ________________________
                                       (Title)

                               EXHIBIT A

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)

                           Membership Roster

                               EXHIBIT B

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)

                           Legal Description

PARCEL 1

A PART OF SECTION 27, AND A PART OF THE PHILLIP SOLANA GRANT, SECTION 43, TOWNSHIP 3 SOUTH, RANGE 29 EAST, ST. JOHNS COUNTY, FLORIDA MORE PARTICULARLY DESCRIBED AS FOLLOWS: FOR A POINT OF REFERENCE COMMENCE AT THE INTERSECTION OF THE NORTHERLY LINE OF SAID SOLANA GRANT, WITH THE EASTERLY RIGHT OF WAY LINE OF PONTE VEDRA BOULEVARD (STATE ROAD 203, A 66 FOOT RIGHT OF WAY AS NOW ESTABLISHED); THENCE S. 13 Degree 30'16"E., ALONG SAID EASTERLY RIGHT OF WAY LINE, A DISTANCE OF 111.20 FEET TO THE POINT OF BEGINNING; THENCE S.13 Degree 30'16"E., CONTINUING ALONG SAID RIGHT OF WAY LINE, A DISTANCE OF 300.00 FEET; THENCE N.76 Degree 29'44"E. A DISTANCE OF 255 FEET MORE OR LESS TO THE MEAN HIGH WATER LINE OF THE ATLANTIC OCEAN; THENCE NORTHERLY ALONG SAID MEAN HIGH WATER LINE OF THE ATLANTIC OCEAN, AS IT MEANDERS, A DISTANCE OF 300 FEET MORE OR LESS TO A POINT THAT BEARS N.76 Degree 29'44"E. FROM THE POINT OF BEGINNING; THENCE S.76 Degree 29'44"W. A DISTANCE OF 256.8 FEET MORE OR LESS TO THE POINT OF BEGINNING.


TOGETHER WITH

PARCEL 2

A PORTION OF THE SOLANA GRANT, SECTION 43, TOWNSHIP 3 SOUTH, RANGE 29 EAST, ST. JOHNS COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCE AT THE INTERSECTION OF THE NORTHERLY LINE OF SAID SECTION 43, WITH THE WESTERLY RIGHT-OF-WAY LINE OF PONTE VEDRA BOULEVARD (STATE ROAD NO. 203); THENCE SOUTH 13 Degree 58'20" EAST ALONG SAID WESTERLY RIGHT-OF-WAY LINE
194.12 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE SOUTH 13 Degree 58'20" EAST ALONG SAID RIGHT-OF-WAY LINE 415.32 FEET; THENCE SOUTH 76 Degree 01'40" WEST, 208.00 FEET; THENCE NORTH 13 Degree 58'20" WEST, 53.00 FEET; THENCE NORTH 76 Degree 01'40" EAST, 14.00 FEET; THENCE NORTH 13 Degree 58'20" WEST,
179.62 FEET; THENCE NORTH 43 Degree 46'58" EAST, 21.01 FEET; THENCE NORTH 46 Degree 13'02" WEST, 12.00 FEET; THENCE NORTH 43 Degree 46'58" EAST, 64.00 FEET; THENCE SOUTH 46 Degree 13'02" EAST, 16.50 FEET; THENCE NORTH 44 Degree 46'26" EAST, 50.15 FEET; THENCE NORTH 05 Degree 44'17" EAST, 121.78 FEET; THENCE NORTH 76 Degree 01'40" EAST, 35.00 FEET TO THE POINT OF BEGINNING.


TOGETHER WITH

RIGHTS AND INTERESTS IN AND TO GRANT OF EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 870, PAGE 1132 OF THE PUBLIC RECORDS OF ST. JOHNS COUNTY, FLORIDA.

TOGETHER WITH

RIGHTS AND INTERESTS IN AND TO RECIPROCAL EASEMENT AGREEMENT RECORDED IN OFFICIAL RECORDS BOOK 795, AT PAGE 172 OF THE PUBLIC RECORDS OF ST. JOHNS COUNTY, FLORIDA.

TOGETHER WITH

EASEMENT RIGHTS RESERVED IN SPECIAL WARRANTY DEED RECORDED IN OFFICIAL RECORDS BOOK 600, PAGE 432 OF THE PUBLIC RECORDS OF ST. JOHNS COUNTY, FLORIDA.

                               EXHIBIT C

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                     Membership Plan Requirements


     For purposes of this Exhibit C, Existing Members shall mean and refer to those members identified on Exhibit A to the Agreement for Sale and Purchase. All other terms shall have the meaning set forth in the Agreement for Sale and Purchase.

     1. Access to and membership in the Cabana Club shall be made available to all Existing Members on the same and no less favorable basis as the highest category of membership made available in the Cabana Club from time to time, to unrelated third parties in arms length transactions.

     2. Existing Members shall not be required to pay additional initiation fees or payments in the nature of initiation fees as a prerequisite to continued membership.

     3. The Club Facilities will include a swimming pool, dining facilities, changing rooms and beach access.

     4. Corporate membership will be retained pursuant to paragraph 6 of the Rules and Regulations.

     5. Access to the Club Facilities will continue to be made available primarily through a private membership program, provided the Club may continue to allow for reservation of the Club Facilities by Resort guests and for group functions by nonmembers so long as such use does not unreasonably interfere with use and enjoyment of the Club by members.

     6. In the event Purchaser shall terminate memberships in the Club, notwithstanding the provisions of these Membership Plan Requirements, it hereby assumes all obligations as contained in paragraphs 13 and 22 of the Membership Plan Documents and hereby agrees to hold harmless and indemnify Seller from any liability arising out of, or in connection with such membership "recall" or termination pursuant to the provisions of Section 6.3 of the Agreement for Sale and Purchase.

                               EXHIBIT D

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                         Operational Standards

     Purchaser will operate the club in a manner which reasonably accommodates access by Members to a private membership club facility and access by Resort Guests on an equal and nondiscriminatory basis. Purchaser will make all facilities generally available to both Members and Resort Guests during normal business hours of the Club. Certain components of the facilities may be reserved for private functions or Resort Guest functions to the exclusion of Members provided that Members may not be excluded entirely from access to any individual component (i.e. dining, pool, outdoor bars, beach access) of the Club Facilities, nor from access to the Club Facilities as a whole, in excess of twenty-five (25) such functions in any annual period.

                               EXHIBIT E

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                      List of Assumed Obligations


     1. All obligations of Arvida/JMB Partners under the terms of the Cabana Club Rules and Regulations as amended through January 1, 1997.

     2. All obligations of the "developer" with respect to the Real Property, Club or Club Facility under the terms of the DRI or PUD, applicable zoning and variance granted by Ponte Vedra Board of Adjustment, as amended from time to time.

     3. All obligations of Arvida Corporation or Arvida/JMB Partners under the terms of membership applications as to all members identified in Exhibit A to the Agreement for Sale and Purchase.

     4. All obligations of Fletcher Land Corporation, Arvida Corporation or Arvida/JMB Partners under the following membership obligations generally referred to as the "Outside Commitments":

           (a) Amended and Restated Marketing Agreement dated January 19, 1988, between Fletcher Land Corporation, Seller, and M.L. Partnership.

           (b) Cabana Club Use Agreement dated August 23, 1983, by Arvida Corporation.

           (c) Players Club South Agreement between Seller and PGA Tour, Inc. dated February 23, 1989, as amended. (No rights of Seller to memberships in the Tournament Players Club shall be transferred to Purchaser, but shall be retained as the exclusive right of Seller.)

           (d) Inventory Marketing Agreement dated May 2, 1980, between Arvida Corporation and Fletcher Land Corporation.

           (e) Settlement Agreement dated February 28, 1980, between Fletcher Properties, Inc., Fletcher Land Corporation and Guardian Mortgage Investors, and Letter Agreement dated July 31, 1980, and April 13, 1984.

           (f) Agreement dated December 5, 1977, between Sarel Investors Florida, Inc. and Fletcher Land Corporation.

           (g) Lot/Unit/Builder Contracts [to include specific paragraphs as Exhibit E-1]

                     (i)         Lakeside
                    (ii)         Cypress Creek Phase I
                   (iii)         Cypress Creek Phase II
                    (iv)         Cypress Creek Phase III and Phase IV
                     (v)         Water Oak
                    (vi)         Turtleback Crossing Phase One
                   (vii)         The Arbor at Marsh Landing
                  (viii)         Innlet Beach, Units One and Five
                                 (Part V of the Property Report) and
                                 Innlet Beach, Units Two,
                                 Three and Four
                                 (Part V of the Property Report)
                    (ix)         Salt Creek Phases I, II, III
                     (x)         Salt Creek Island
                    (xi)         Salt Creek Point
                   (xii)         Cypress Bridge
                  (xiii)         Bridgewater
                   (xiv)         North Cove
                    (xv)         Water's Edge
                   (xvi)         Sawgrass Island
                  (xvii)         Sawgrass Pointe
                 (xviii)         Players Club Villas
                   (xix)         Jacksonville Golf & Country Club
                    (xx)         Sawmill Lakes

           (h) Agreement for Sale and Purchase (Players Club/Harbour Development Company) dated December 15, 1986 between Arvida Corporation and Harbour Development Company.

           (i) Rental Access (letters dated October 16, 1984 and October 17, 1984 from Arvida Realty Sales, Inc., to Long Term Rental Program Owners).

           (j) Park Place (unnumbered paragraph in sales literature and membership commitment).

           (k)   Sawgrass Village (letter dated February 27, 1984, from John
C. Yelverton to Mrs. Joyce Mixson).

           (l) Frank J. Kelly, III (first paragraph of letter dated June 23, 1982 from Peter S. Rummell to F.J. Kelly, III), (paragraph 3 of letter dated March 23, 1982 from Frank J. Kelly, III to Peter S. Rummell), second full paragraph on page 2 of letter dated January 22, 1982 from Frank J. Kelly, III to Peter S. Rummell), (letter dated May 4, 1981 from Land Corporation of America, Inc. to Peter S. Rummell), (paragraph 45 of Extension and Modification Agreement dated September 24, 1973 between Land Corporation of America, Inc., Fletcher Properties, Inc., and Fletcher Land Corporation), (first paragraph of Agreement as to Use of Recreational Facilities dated September 20, 1983 by Fletcher Properties, Inc. and Fletcher Land Corporation), (lines 5 through 9 of the fourth full paragraph of page 5 of Deposit Receipt dated July 11, 1972 between J.S. Development Corporation and LCA Development Corporation), and (paragraph 5 of Agreement Surviving Closing of Sale dated September 1, 1972 between LCA Development Corporation and J.S. Development Corporation).

     5. All obligations of Arvida/JMB Partners under the following service contracts and agreements:

           (a) Landscape Maintenance Agreement with Anthony M. Constantino dated September 4, 1996.

           (b)   Equipment Service Agreement with AT&T dated May 16, 1996.

           (c) Sound Equipment Service Agreement with Florida Sound Engineering Company dated June 1, 1995.

           (d) System Installation Agreement with Western Natural Gas Co. dated January 31, 1995.

           (e) Hardware Purchase/Software License Agreement between Country Club Systems, Inc. and Arvida JMB/Partners for Cabana Club dated April 21, 1992.

     6. All obligations as the owner of the Real Property, the Club and Club Facilities under those title matters affecting the Real Property as set forth in the Title Policy.

     7. All obligations of Seller under those reservation contracts as described on Exhibit E-2 attached hereto, and such additional reservation contracts as may be entered into by Seller in the ordinary course of business up to and including the Closing Date.

                              EXHIBIT E-1

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                      Lot/Unit/Builder Contracts
                          Paragraphs Assumed

                              EXHIBIT E-2

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


           List of Seller's Reservation Contract Obligations

                               EXHIBIT F

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                           License Agreement

                               EXHIBIT G

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                    List of Purchaser's Litigation




                                 NONE

                               EXHIBIT H

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                      List of Seller's Litigation




                                 NONE.

                               EXHIBIT I

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                 Bill of Sale for All Tangible Assets

                               EXHIBIT J

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


           Assignment of Licenses and Permits and Warranties

                               EXHIBIT K

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


           Assignment and Assumption of Assumed Obligations

                               EXHIBIT L

                                  TO

             AGREEMENT FOR SALE AND PURCHASE (CABANA CLUB)


                            Tangible Assets